EXHIBIT 99.1

March 19, 2008

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares a 10% Increase in Second Quarter Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced a 10% increase in the Company’s second quarter cash dividends. The cash dividend of $0.121 per share of Class A Common Stock and $0.11 per share on Class B Common Stock will be payable July 18, 2008 to shareholders of record as of June 20, 2008.

“We are excited that we can once again provide a greater cash return to our shareholders through an increased quarterly dividend. In a time when many financial service companies are uncertain of their long-term future, we remain well positioned for 2008 and beyond. Through this increased dividend, our board of directors has displayed their confidence in our future and affirmed Republic’s position as a prudent long-term investment. We were here yesterday, we are here today, and we will continue to be here for our clients and investors for many years to come,” commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 39 banking centers and is the parent company of: Republic Bank & Trust Company with 33 banking centers in 11 Kentucky communities — Bowling Green, Covington, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Palm Harbor, Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.2 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.